Rule 424(b)(3)
                                            File Nos. 333-66467 and 333-66467-01


PRICING SUPPLEMENT NO. 8 DATED January 20, 1999
(To Prospectus Dated November 10, 1998, as Supplemented November 10, 1998)

                     COUNTRYWIDE HOME LOANS, INC.
                      MEDIUM-TERM NOTES, SERIES H

                     UNCONDITIONALLY GUARANTEED BY
                  COUNTRYWIDE CREDIT INDUSTRIES, INC.
                           FIXED RATE NOTES
                           ----------------


Trade Date:             January 20, 1999     Book Entry: |X|
Issue Price:            100%                 Certificated: |_|
Original Issue Date:    January 25, 1999     Principal Amount:    $  20,000,000
Stated Maturity Date:   January 25, 2000     Net Proceeds:        $  19,990,000
Interest Rate:          5.16%                Specified Currency:   U.S. Dollars

Exchange Rate Agent:    N/A

Agent:                  Goldman, Sachs & Co.

Minimum Denomination:   $1,000
Interest Payment Dates: January 15 and July 15, commencing July 15, 1999
Record Dates:           December 31 and June 30

Redemption:                                 Repayment:

Check box opposite applicable paragraph:    Check box opposite applicable
                                              paragraph:
|X| The Notes cannot be redeemed prior to   |X| The Notes cannot be repaid prior
  maturity.                                   to maturity.
| | The Notes may be redeemed prior to      |_| The Notes may be repaid prior to
  maturity.                                   maturity.
Initial Redemption Date:                    Optional Repayment Dates:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction,
  if any:

Additional/Other Terms: N/A

                            --------------

     The Notes to which this Pricing Supplement relates will be unsecured and unsubordinated indebtedness of CHL and will rank equally with CHL's other unsecured and unsubordinated indebtedness. As of November 30, 1998, the Guarantor did not have any secured indebtedness outstanding and CHL had $15,023,000 aggregate principal amount of secured indebtedness outstanding. As of that date, CHL had $8,964,675,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with CHL's other unsecured and unsubordinated indebtedness and will rank equally with the Notes to which this Pricing Supplement relates.

                                            Rule 424(b)(3)
                                            File Nos. 333-66467 and 333-66467-01

PRICING SUPPLEMENT NO. 9 DATED January 21, 1999
(To Prospectus Dated November 10, 1998, as Supplemented November 10, 1998)

                        COUNTRYWIDE HOME LOANS, INC.
                        MEDIUM-TERM NOTES, SERIES H

                       UNCONDITIONALLY GUARANTEED BY
                    COUNTRYWIDE CREDIT INDUSTRIES, INC.
                            FLOATING RATE NOTES
                            -------------------

Trade Date:    January 21, 1999           Book Entry:    |X|
Issue Price:   100%                       Certificated:  |_|
Original Issue Date:   January 26, 1999   Principal Amount:    $ 25,000,000
Stated Maturity Date:  January 26, 2000   Net Proceeds:        $ 24,987,500
                                          Specified Currency:  U.S. Dollars

Base    |_| Commercial Paper Rate  |X| LIBOR                 |_| Certificate of
Rate(s):                               Telerate Page 3750          Deposit Rate
        |_| Treasury Rate          |_| Federal Funds Rate    |_| Prime Rate
        |_| CMT Rate               |_| Eleventh District     |_| Other
                                         Cost of Funds Rate

Exchange Rate Agent:    N/A

Minimum Denomination:  $1,000                 Maximum Interest Rate:        N/A
Initial Interest Rate: 5.04813%               Minimum Interest Rate:        N/A
Interest Determination Dates: Two Business    Interest Factor Convention:   N/A
                              Days prior to   Index Maturity:      Three months
                              each Interest   Spread (plus or
                              Payment Date      minus):  Plus 8 basis points
Interest Reset Dates:  Same as Interest       Spread Multiplier:            N/A
                       Payment Dates          Fixed Rate Commencement
Interest Payment Dates: January 26, April       Date:                       N/A
                        26, July 26 and       Fixed Interest Rate:          N/A
                        October 26, 1999,
                        commencing April
                        26, 1999
Agent:   J.P. Morgan Securities Inc.
Calculation Agent:      The Bank of New York

Redemption:                                  Repayment:

 Check box opposite applicable paragraph:    Check box opposite applicable
                                               paragraph:
 |X| The Notes cannot be redeemed prior to   |X| The Notes cannot be repaid
       maturity.                                   prior to maturity.
 |_| The Notes may be redeemed prior to      |_| The Notes may be repaid prior
       maturity.                                   to maturity.
 Initial Redemption Date:                    Optional Repayment Dates:
 Initial Redemption Percentage:
 Annual Redemption Percentage Reduction, if any:

Additional/Other Terms:       N/A

                         -------------------

     The Notes to which this Pricing Supplement relates will be unsecured and unsubordinated indebtedness of CHL and will rank equally with CHL's other unsecured and unsubordinated indebtedness. As of November 30, 1998, the Guarantor did not have any secured indebtedness outstanding and CHL had $15,023,000 aggregate principal amount of secured indebtedness outstanding. As of that date, CHL had $8,964,675,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with CHL's other unsecured and unsubordinated indebtedness and will rank equally with the Notes to which this Pricing Supplement relates.